Consent Of Independent Registered Public Accounting Firm

To the Board of Directors
The Hennessy Mutual Funds, Inc.:

We consent to the use of our report incorporated herein by reference and the references to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

December 2, 2004